EXHIBIT 99.6

DUFF & PHELPS, LLC

Benefits Committee of

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, California 90262

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated December 16, 2004, to the Benefits Committee of the Board of Directors of Earle M. Jorgensen Holding Company, Inc. (the “Company”) as Annex G to, and the references made to Duff & Phelps, LLC and such opinion under the headings “QUESTION AND ANSWERS REGARDING THE MERGER AND FINANCIAL RESTRUCTURING,” “ADDITIONAL SUMMARY INFORMATION,” “THE MERGER AND FINANCIAL RESTRUCTURING,” and “MATERIAL PROVISIONS OF THE MERGER AGREEMENT AND EXCHANGE AGREEMENT—Conditions to Completion of the Merger Under the Merger Agreement” in, the Proxy Statement/Prospectus included in the Registration Statement of the Company on Amendment No. 4 to Form S-4 (Registration No. 333-111882) to be filed with the Securities and Exchange Commission on March 11, 2005. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

DUFF & PHELPS, LLC

By: /s/ Duff & Phelps, LLC

March 10, 2005

Los Angeles, California